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Summit Midstream Partners, LP Closes Previously Announced Marcellus Shale Acquisition

Dallas, Texas (June 21, 2013) – Summit Midstream Partners, LP (NYSE: SMLP) announced today that it has closed the previously announced acquisition of certain natural gas gathering pipelines and compression assets located in the liquids-rich window of the Marcellus Shale Play, primarily in Doddridge County, West Virginia, from an affiliate of MarkWest Energy Partners, L.P. (“MarkWest”). The assets were acquired by Mountaineer Midstream Company, LLC (“Mountaineer”), an indirect, wholly-owned subsidiary of SMLP for $210 million in cash.
The Mountaineer system consists of over 40 miles of newly constructed, high-pressure natural gas gathering pipelines, certain rights-of-way associated with the pipeline, and two compressor stations with over 21,000 horsepower of compression. This rich-gas gathering and compression system serves as a critical inlet to MarkWest’s world-class Sherwood Processing Complex, which is currently being expanded from 400 MMcf/d to 800 MMcf/d. The Mountaineer system is capable of delivering 550 MMcf/d to the Sherwood Processing Complex and is underpinned by a long-term, fee-based contract with an affiliate of Antero Resources Corporation.
The acquisition was funded with (i) $110 million of borrowings under SMLP’s revolving credit facility, (ii) approximately $98 million in proceeds from SMLP’s issuance of 3,107,698 common units to Summit Midstream Partners Holdings, LLC (“Summit Holdings”), a wholly-owned subsidiary of Summit Midstream Partners, LLC, and (iii) approximately $2 million in proceeds from SMLP’s issuance of 63,422 general partner units to Summit Midstream GP, LLC, our general partner (the “General Partner”). The value of the common and general partner units that were issued as partial consideration for the Mountaineer acquisition was based on the volume weighted daily average price of SMLP’s common units for the five trading days prior to entry into that certain Unit Purchase Agreement, dated June 4, 2013, by and among SMLP, Summit Holdings and the General Partner.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides primarily fee-based natural gas gathering and compression services in four unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado; (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; (iii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; and (iv) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia. SMLP owns and operates approximately 747 miles of pipeline and 180,610 horsepower of compression. SMLP is headquartered in Dallas, TX with offices in Houston, TX, Denver, CO and Atlanta, GA.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) owns a 71.6% limited partner interest in SMLP and owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments also owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale Play in North Dakota, the DJ Niobrara Shale Play in Colorado, the Uinta Basin in Utah, and the Piceance Basin in western Colorado. Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.
Forward Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our

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actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 18, 2013 and other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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